Exhibit 5.1

August 21, 2024

Essex Property Trust, Inc.

Essex Portfolio, L.P.

1100 Park Place, Suite 200

San Mateo, CA 94403

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Tel: +1.202.637.2200 Fax: +1.202.637.2201

www.lw.com

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Re:	Registration Statement Nos. 333-281244 and 333-281244-01; $200,000,000 Aggregate Principal Amount of 5.500% Senior Notes due 2034

To the addressees set forth above:

We have acted as special counsel to Essex Portfolio, L.P., a California limited partnership (the “Operating Partnership”), in connection with the issuance by the Operating Partnership of $200,000,000 aggregate principal amount of its 5.500% Senior Notes due 2034 (the “Additional Notes”) and the guarantee of the Additional Notes (the “Guarantee”) by Essex Property Trust, Inc., a Maryland corporation (the “Guarantor”), under an Indenture, dated as of March 14, 2024 (the “Base Indenture”), among the Operating Partnership, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 14, 2024, among the Operating Partnership, the Guarantor and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 5, 2024 (Registration Nos. 333-281244 and 333-281244-01) (as amended, the “Registration Statement”), (ii) a base prospectus, dated August 5, 2024, included as part of the Registration Statement (the “Base Prospectus”), (iii) a preliminary prospectus supplement, dated August 19, 2024, filed with the Commission pursuant to Rule 424(b) under the Act, (iv) a prospectus supplement, dated August 19, 2024, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and (v) an underwriting agreement, dated August 19, 2024, among Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, PNC Capital Markets LLC, and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named in the underwriting agreement, the Operating Partnership and the Guarantor (the “Underwriting Agreement”). For the avoidance of doubt, it is understood and agreed that for purposes of this letter, the term “Additional Notes” shall exclude the $350,000,000 aggregate principle amount of 5.500% Notes due 2034 sold by the Company on March 14, 2024. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Additional Notes and the Guarantee.

August 21, 2024

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership, the Guarantor and others as to factual matters without having independently verified such factual matters.

We are opining as to the internal laws of the State of New York, and we express no opinion with respect to the applicability to the opinion expressed herein, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Maryland law are addressed in the opinion of Venable LLP, separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Additional Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Additional Notes and the Guarantee will be legally valid and binding obligations of the Operating Partnership and the Guarantor, respectively, enforceable against the Operating Partnership and the Guarantor in accordance with their respective terms.

Our opinion is subject to: (i) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (ii) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (c) the waiver of rights or defenses contained in Section 4.4 of the Base Indenture and Section 5.1(b) of the Supplemental Indenture (except, with respect to Section 5.1(b) of the Supplemental Indenture, to the extent such waiver is limited to the fullest extent that the Guarantor may do so under applicable law); (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (g) waivers of broadly or vaguely stated rights; (h) covenants not to compete; (i) provisions for exclusivity, election or cumulation of rights or remedies; (j) provisions authorizing or validating conclusive or discretionary determinations; (k) grants of setoff rights; (l) proxies, powers and trusts; (m) provisions prohibiting, restricting or requiring consent to assignment or transfer of any agreement, right or property; (n) provisions permitting, upon acceleration of any indebtedness (including the Additional Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (o) the severability, if invalid, of provisions to the foregoing effect.

August 21, 2024

With your consent, we have assumed (a) that the Indenture, the Guarantee and the Additional Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Operating Partnership and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Guarantor’s and the Operating Partnership’s Current Report on Form 8-K dated August 21, 2024 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP